Exhibit 99.1

NEWS RELEASE

FINANCIAL NEWS BRIEF

February 26, 2019

For Immediate Release

Vicor Corporation Reports Results for the Fourth Quarter Ended December 31, 2018

Andover, MA, February 26, 2019 (GLOBE NEWSWIRE) — Vicor Corporation (NASDAQ: VICR) today reported financial results for the fourth quarter and year ended December 31, 2018. These results will be discussed later today at 5:00 p.m. (Eastern Time) during management’s quarterly investor conference call. The details for accessing the call are presented below.

Revenues for the fourth quarter ended December 31, 2018 totaled $73.7 million, a 25.4% increase from $58.8 million for the corresponding period a year ago, and a 5.5% sequential decrease from $78.0 million for the third quarter of 2018. Revenues for the year ended December 31, 2018 were $291.2 million, an increase of 27.8% from $227.8 million the prior year.

Gross margin increased to $33.9 million for the fourth quarter of 2018, compared to $26.9 million for the corresponding period a year ago, and decreased sequentially from $39.0 million for the third quarter of 2018. Gross margin, as a percentage of revenue, increased to 45.9% for the fourth quarter of 2018, compared to 45.8% for the corresponding period a year ago and decreased from 50.0% for the third quarter of 2018.

Net income for the fourth quarter was $6.9 million, or $0.17 per diluted share, compared to net income of $1.6 million, or $0.04 per share, for the corresponding period a year ago, and net income of $13.0 million, or $0.32 per diluted share, for the third quarter of 2018. Net income for 2018 was $31.7 million, or $0.78 per diluted share, compared to net income of $167,000, or $0.00 per diluted share, for the prior year.

Cash and cash equivalents sequentially increased by $2.4 million to approximately $70.6 million at the end of the fourth quarter of 2018, from $68.2 million at the end of the third quarter of 2018. Capital expenditures for the fourth quarter totaled $11.3 million, up from $3.3 million for the third quarter and $2.4 million for the corresponding period a year ago.

Fourth quarter bookings decreased 15.2% to $60.5 million, from $71.3 million for the corresponding period a year ago, and decreased sequentially 33.6% from $91.1 million for the third quarter of 2018. Total backlog at the end of the fourth quarter of 2018 was $103.0 million, up 41% from $73.1 million at the end of 2017.

Commenting on the fourth quarter, Dr. Patrizio Vinciarelli, Chief Executive Officer, stated: “Our Q4 results reflect sudden headwinds including temporary softness in data center spending and the impact of tariffs on imports by China. Our revenue was lower than forecast as orders were delayed and deliveries rescheduled. Lower production volumes and inefficiency caused by shifting mix caused a sequential decline in gross margins. Nevertheless, year-over-year Vicor recorded a 28% increase in revenue and a 41% increase in backlog.”

Dr. Vinciarelli continued: “AI ASICs and GPUs drawing hundreds of Amperes below 1 Volt are adopting Vicor’s Power-on-Package™ (“PoP”) solutions. PoP design-in activity using MCMs recently took on a new dimension with design wins leveraging Geared MCMs, or “GCMs”. By providing efficient Vertical Power Delivery, GCMs support peak currents in the thousands of Amperes fueling the computational power necessary to make AI even smarter. Advanced solutions are extending Vicor’s lead over competition anchored by legacy 12V infrastructure or confused by misinformed claims about GaN.”

“In automotive, Vicor is getting significant traction with OEMs and Tier 1 suppliers challenged by electrification and the advent of the 48V bus. Our value proposition importantly includes the high density and modular flexibility needed by advanced autonomous driving systems. Based on the trajectory of early engagements, we expect that within a few years our growth in the automotive segment will be comparable to the growth we are now experiencing powering AI and servers in datacenters.”

“In general, across key growth markets, Vicor is recognized for unrivaled technological leadership in high performance power system solutions. We are addressing major opportunities and scaling up capacity to support forecast production requirements.”

For more information on Vicor and its products, please visit the Company’s website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call as scheduled, on Tuesday, February 26, 2019 at 5:00 p.m. Eastern Time. Shareholders interested in participating in the call should call 888-339-2688 at approximately 4:50 p.m. and use the Passcode 64676641. Internet users may listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor’s website at www.vicorpower.com. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate in the conference call, a replay will be available, shortly after the conclusion of the call, through March 13, 2019. The replay dial-in number is 888-286-8010 and the Passcode is 10247812. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor’s website at www.vicorpower.com beginning shortly after the conclusion of the call.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “assumes,” “may,” “will,” “would,” “should,” “continue,” “prospective,” “project,” and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, targeted markets, increase in manufacturing capacity and utilization thereof, future products and capital resources. These statements are based upon management’s current expectations and estimates as to the prospective events and circumstances that may or may not be within the company’s control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in Vicor’s Annual Report on Form 10-K for the year ended December 31, 2017, under Part I, Item I — “Business,” under Part I, Item 1A — “Risk Factors,” under Part I, Item 3 — “Legal Proceedings,” and under Part II, Item 7 — “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents filed with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. Vicor does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products to the power systems market, including enterprise and high performance computing, industrial equipment and automation, telecommunications and network infrastructure, vehicles and transportation, aerospace and defense.

For further information contact:

James A. Simms, Chief Financial Officer

Voice: 978-470-2900

Facsimile: 978-749-3439

invrel@vicorpower.com

VICOR CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Thousands except for per share amounts)

	QUARTER ENDED (Unaudited)		YEAR ENDED (Unaudited)
	DEC 31,	DEC 31,	DEC 31,	DEC 31,
	2018	2017	2018	2017
Net revenues	$73,720	$58,771	$291,220	$227,830
Cost of revenues	39,847	31,840	152,249	126,174

Gross margin	33,873	26,931	138,971	101,656
Operating expenses:
Selling, general and administrative	15,731	15,033	62,224	58,092
Research and development	11,066	11,442	44,286	44,924
Severance and other charges	62	—	402	—

Total operating expenses	26,859	26,475	106,912	103,016

Income (loss) from operations	7,014	456	32,059	(1,360)
Other income (expense), net	256	268	874	1,262

Income (loss) before income taxes	7,270	724	32,933	(98)
Less: (Benefit) provision for income taxes	363	(895)	1,087	(356)

Consolidated net income	6,907	1,619	31,846	258
Less: Net income (loss) attributable to noncontrolling interest	(3)	8	121	91

Net income attributable to Vicor Corporation	$6,910	$1,611	$31,725	$167

Net income per share attributable to Vicor Corporation:
Basic	$0.17	$0.04	$0.80	$0.00
Diluted	$0.17	$0.04	$0.78	$0.00
Shares outstanding:
Basic	40,182	39,383	39,872	39,228
Diluted	40,981	40,135	40,729	39,933

VICOR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET

(Thousands)

	DEC 31, 2018	DEC 31, 2017
	(Unaudited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$70,557	$44,230
Accounts receivable, net	43,673	34,487
Inventories, net	47,370	36,499
Other current assets	3,460	3,616

Total current assets	165,060	118,832

Long-term deferred tax assets	265	210
Long-term investment, net	2,526	2,525
Property, plant and equipment, net	50,432	41,356
Other assets	2,785	2,801

Total assets	$221,068	$165,724

Liabilities and Equity

Current liabilities:
Accounts payable	$16,149	$9,065
Accrued compensation and benefits	10,657	9,891
Accrued expenses	2,631	2,989
Sales allowances	548	—
Accrued severance and other charges	234	—
Income taxes payable	710	300
Deferred revenue	5,069	5,791

Total current liabilities	35,998	28,036

Long-term deferred revenue	232	303
Contingent consideration obligations	408	678
Long-term income taxes payable	238	195
Other long-term liabilities	102	93

Total liabilities	36,978	29,305

Equity:
Vicor Corporation stockholders’ equity:
Capital stock	193,977	181,914
Retained earnings	129,000	93,605
Accumulated other comprehensive loss	(394)	(478)
Treasury stock	(138,927)	(138,927)

Total Vicor Corporation stockholders’ equity	183,656	136,114
Noncontrolling interest	434	305

Total equity	184,090	136,419

Total liabilities and equity	$221,068	$165,724